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                                                                    Exhibit 99.1

[LOGO]
OraPharma, Inc.

Contact:
Michael D. Kishbauch, President and CEO              Rx Communications Group
James A. Ratigan, Executive Vice President,          Rhonda Chiger (Investors)
Chief Financial Officer and Secretary                917/322-2569
OraPharma, Inc.                                      Pete Holmberg (media)
215/956-2200                                         917/322-2164

          OraPharma Appoints KPMG LLP As Independent Public Accountants

WARMINSTER, PA - June 18, 2002 - OraPharma (Nasdaq: OPHM), a specialty pharmaceutical company with an initial product entry in the emerging field of oral health care, today announced that its Board of Directors has appointed KPMG LLP as the corporation's independent public accountants. KPMG LLP will replace Arthur Andersen LLP as OraPharma's independent public accountants effective immediately.

The appointment of KPMG LLP was made after careful consideration by the Board of Directors, its Audit Committee and management of the company. The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

OraPharma, Inc., a specialty pharmaceutical company with an initial focus on the emerging field of oral health care, discovers, develops and commercializes therapeutics for oral health care, oncology and orthopedics. OraPharma's initial product, Arestin(TM), which represents a promising therapeutic advance for the adjunct treatment of periodontal disease, was approved for marketing by the FDA in February 2001 and launched on April 2, 2001. The Company's new product programs include a compound for the treatment of mucositis, a complication of cancer therapy, an agent for bone and tissue regeneration, as well as a new technology platform directed at an advanced system for the delivery of large-molecule drugs. In August 2001, the Company started a Phase 1 clinical trial for the mucositis product. In addition, the Company has earlier stage technological initiatives focused on a next-generation periodontal therapeutic and a dental trauma preparation.

Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the Company's lead product, Arestin(TM), and the success of the Company's sales and marketing efforts for this product. In addition, these

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statements include statements regarding new product development initiatives for mucositis, bone and tissue regeneration, a next-generation periodontal therapeutic and dental trauma. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially. Such risks and uncertainties include the Company's ability to successfully market Arestin(TM); the possible failure of clinical trials for the Company's product candidates in development; the Company's ability to successfully market product candidates in development; the Company's ability to achieve milestones on which licensed rights for its product candidates, including Arestin(TM) are dependent; the prospect of continued losses by the Company; the Company's dependence on sole-source suppliers for the production of Arestin(TM); and other risks and factors identified from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. We claim the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We disclaim any obligation to update the forward-looking statements in this press release.

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